                                                                      Exhibit 12


                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


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
                                                                      Three                             Twelve
                                                                   Months Ended                      Months Ended
                                                                  March 31, 1997                    March 31, 1997
                                                                ------------------                ------------------
Fixed Charges as Defined:

  (1)      Interest on Long-Term Debt . . . . . . . . . . .     $           62,801                $          267,648
  (2)      Other Interest . . . . . . . . . . . . . . . . .                 16,410                            49,718
  (3)      Distributions on HL&P Trust Securities . . . . .                  4,519                             4,519
  (4)      Preferred Dividends Factor
               of Subsidiary  . . . . . . . . . . . . . . .                  2,848                            26,721
  (5)      Interest Component of Rentals
               Charged to Operating Expense . . . . . . . .                    211                               768
                                                                ------------------                ------------------

  (6)      Total Fixed Charges  . . . . . . . . . . . . . .     $           86,789                $          349,374
                                                                ==================                ==================

Earnings as Defined:

  (7)      Net Income . . . . . . . . . . . . . . . . . . .     $           59,620                $          481,304
  (8)      Income Tax . . . . . . . . . . . . . . . . . . .                 20,482                           230,558
  (9)      Fixed Charges (line 6) . . . . . . . . . . . . .                 86,789                           349,374
                                                                ------------------                ------------------

 (10)      Income from Continuing Operations
               Before Income Taxes and
               Fixed Charges  . . . . . . . . . . . . . . .     $          166,891                $        1,061,236
                                                                ==================                ==================

Preferred Dividends Factor of
           Subsidiary:

 (11)      Preferred Stock Dividends of
               Subsidiary . . . . . . . . . . . . . . . . .     $            2,125                $           18,055

 (12)      Ratio of Pre-Tax Income (Loss) from
               Continuing Operations to Income
               (Loss) from Continuing Operations
               (line 7 plus line 8 divided
               by line 7) . . . . . . . . . . . . . . . . .                   1.34                              1.48
                                                                ------------------                ------------------

 (13)      Preferred Dividends Factor of
               Subsidiary (line 11 times
               line 12) . . . . . . . . . . . . . . . . . .     $            2,848                $           26,721
                                                                ==================                ==================

Ratio of Earnings to Fixed Charges
   (line 10 divided by line 6)  . . . . . . . . . . . . . .                   1.92                              3.04
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